Exhibit 10.1

GSP2, INC.
Gongzhuling State Agriculture Science and Technology Park, location of 998 kilometers, Line 102,
Gongzhuling city, Jilin province, China

July 15, 2011

To Ms. Li Changhua

Re:	GSP2. Inc., Board of Directors

Dear Ms. Li:

Effective August 15, 2011, GSP2, Inc., a Nevada corporation (the “Company”), is pleased to advise you that you have been elected as a director of GSP2, Inc., subject to your acceptance and agreement to serve as a member of our Board of Directors (the “Board”).  Directors are elected for a period of one year and until their successors are elected and qualified.  At each annual meeting of stockholders, we elect directors to serve for the following year.  The Board is responsible for managing our business and affairs.

This Agreement shall set forth the terms of your service as a director, keeping in mind that, as a director of a Nevada corporation, you have the responsibilities of a director under Nevada Corporation Law.

1.           Acceptance; Board and Committee Service.  You hereby accept your election as a director of the Company.  You confirm to us that you are an independent director as defined in the Nasdaq rules and regulations.

2.           Services.

(a)           You will perform services as is consistent with a member of the Board of Directors position with the Company, as required and authorized by the By-Laws and Certificate of Incorporation of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations, including without limitation, laws, rules and regulations relating to a public company. As requested by the Board of Directors, you will serve on designated subcommittees of the Board of Directors

(b)           The rules and regulations of the Company, notified to our Board of Directors, from time to time, apply to our Board of Directors. Such rules and regulations are subject to change by the Board in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

3.           Attendance.  Meetings shall be scheduled in advance and shall be reasonably acceptable to all directors.  If you are unable to attend a meeting in person, you may participate by conference call.  In addition, you shall be available to consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.   In addition, you will review our financial statements and annual and quarterly reports prior to board meetings.  We anticipate that your participation by means other than personal attendance, including review of our financial statements and annual and quarterly reports, as described herein shall be, on the average during the year, not more than ten hours per month.

4.           Services for Others.  While we recognize that you may serve as a director of other companies, you understand and agree that you are and will be subject to our policy that restricts you from using or disclosing any material non-public information concerning our company or from using or disclosing any of our trade secrets or other proprietary information.  Similarly, you agree that you will not use or disclose, in the performance of your duties as a director, any trade secrets or proprietary information of any other company.

5.           Blackout Period.   You understand that we have a policy pursuant to which no officer, director or key executive may engage in transactions in our stock during the period commencing two weeks prior to the end of a fiscal quarter and ending the day after the financial information for the quarter or year have been publicly released.  As a member of our board of directors, if you have information concerning our financial results at any time, you may not engage in transactions in our securities until the information is publicly disclosed.

6.           Compensation.  As an independent director, you will receive the following compensation:

(a)           An annual fee compensation of $25,000 consisting of $15,000 payable in cash payable on a quarterly basis on November 15, February 15, May 15 and August 15 and $10,000 payable in the Company’s common stocks based on equivalent common stock price of the Company’s funding pursuant to a private placement offering with Grandview Capital.

7. Compensation for Subsequent Years.  Your compensation for subsequent years shall be determined by the Board or the compensation committee, provided that the compensation for any year shall not be less than the compensation for the immediately prior year.

8. Reimbursement of Expenses.  You will be reimbursed for all reasonable travel, lodging and related expenses incurred when you are requested to travel by the Company in connection with the performance of your services as a director and committee member and/or chairman.  If the Board or any committee has more than one meeting in China, you may attend that meeting by conference call unless you are otherwise in China.

9.           Officers’ and Directors’ Liability Insurance.  We presently do not have officers’ and directors’ liability insurance.

10.           Certain Representations.

(a)           You represent and agree that if you are accepting shares of common stock as compensation that such shares are being issued to you for your own account and not with a view to or for sale of distribution thereof.  You understand that the securities are restricted securities and you understand the meaning of the term “restricted securities.”  You further represent that you were not solicited by publication of any advertisement in connection with the receipt of the Shares and that you have consulted tax counsel as needed regarding the Shares.

(b)           You further represent that, during the past five years:

(i) No petition has been filed under the federal bankruptcy laws or any state insolvency law by or against, or a receiver, fiscal agent or similar officer has been appointed by a court for your business or property, or any partnership in which you were a general partner at or within two years before the time of such filing, or any corporation or business association of which you were an executive officer at or within two years before the time of such filing;

(ii)           You have not been convicted in a criminal proceeding and are not the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii)           You have not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining you from, or otherwise limiting, the following activities:

(A)          Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity ;

    (B)           Engaging in any type of business practice; or

(C)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(D)           You have not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting, for more than 60 days, your right to engage in any activity described in Section 10(b)(iii)(A) of this Agreement, or to be associated with persons engaged in any such activity; or

(iv)           You have not been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(v)           You have not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(c)           Stock Ownership.  As of the date of this agreement, you do not own any shares of any class or series of our capital stock or any options or warrants to purchase our capital stock or any securities convertible into our capital stock.

11.           Independent Contractor.  You understand that, as a director, you will be an independent contractor and not an employee, and, unless the Board expressly grants you such authorization, you shall have no authority to bind us or to act as our agent.

12.           Entire Agreement; Amendment; Waiver.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  This Agreement may be modified or amended, and no provision of this Agreement may be waived, except by a writing that expressly refers to this Agreements, states that it is an amendment, modification or waiver and is signed by both parties, in the case of an amendment or modification or the party granting the waiver in the case of a waiver.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

GSP2, Inc., INC.

By:	/s/ Yushan Wei
Yushan Wei
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Li Changhua
Li Changhua